Exhibit 99.3

ESCROW AGREEMENT

THIS ESCROW AGREEMENT ("Agreement") is made and entered into as of _________________, 2005, by and among METAVANTE CORPORATION, a Wisconsin corporation ("Metavante"), WIND POINT PARTNERS III, L.P., a _______ limited partnership, as agent ("Shareholders' Agent") for the stockholders of Med-i-Bank, Inc., a Michigan corporation (the "Company"), and LASALLE BANK NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States of America, as escrow agent ("Escrow Agent").

RECITALS

A.

Metavante, LAH Merger Corp., a Michigan corporation ("Merger Sub") and the Company have entered into a Merger Agreement and Plan of Reorganization dated _____________, 2005 (the "Merger Agreement").

B.

The purpose of this Agreement is to provide for the escrow of funds (pursuant to the terms and conditions set forth herein) to serve as a source of payment (i) in the event any Parent Indemnified Party makes a claim for indemnification pursuant to Article VII of the Merger Agreement, (ii) to the Arbiter if required under Section 1.7(c) or Section 1.9 of the Merger Agreement, and (iii) for any decrease in the Merger Consideration pursuant to Section 1.9 of the Merger Agreement.

C.

Capitalized terms not otherwise defined herein shall have the meanings given such terms in the Merger Agreement.

AGREEMENTS

In consideration of the recitals and the mutual agreements which follow, and the agreements and covenants contained in the Merger Agreement, the parties hereto agree as follows:

1.

Establishment of Escrow Fund.

(a)

Upon or promptly following the execution and delivery of this Agreement, Metavante shall deposit with the Escrow Agent by wire transfer the aggregate amount of Seven Million Five Hundred Thousand Dollars ($7,500,000), representing the Escrow Fund, as defined in the Merger Agreement together with any other amounts deposited with the Escrow Agent pursuant to the Merger Agreement, and together with interest and other earnings thereon (the "Escrow Fund").

(b)

The Escrow Agent shall invest and reinvest the Escrow Fund in any money market fund in which it shall be jointly directed in writing to invest by Shareholders’ Agent and Metavante, so long as Escrow Agent is capable of investing in such fund on an automated basis.  Initially, and until directed otherwise as provided above, the Escrow Agent shall invest and reinvest the Escrow Fund in the Federated Treasury Obligations Fund (Trust Shares).  The Escrow Agent shall not be responsible to any person or entity for any loss or liability arising in respect of any made pursuant to the foregoing sentence except to the extent that such loss or liability arose from the Escrow Agent’s gross negligence or willful misconduct.

2.

Claims Against the Escrow Fund.

(a)

Distributions From the Escrow Fund.  The Escrow Agent shall make distributions of Escrow Fund only as provided below:

(i)

As soon as practicable upon receipt by the Escrow Agent of [A] joint written instructions executed by Shareholders' Agent and Metavante, or [B] written instructions executed by Shareholders' Agent instructing that any part of the Escrow Fund be delivered to Metavante, the Escrow Agent shall deliver the Escrow Fund or any part thereof in accordance with said written instructions

(ii)

Metavante may give the Escrow Agent written instructions (a "Claim Notice") at any time and from time to time during the period of one year after the date hereof (the "Survival Period"), which instructions shall set forth any and all claims ("Metavante Claims") that, in the opinion of Metavante, entitle any of the Parent Indemnified Parties to be indemnified, defended, or saved harmless under the Merger Agreement, together with (A) a reasonably detailed description of the facts upon which the Claim Notice is based, (B) a designation of one or more sections of the Merger Agreement under which such Metavante Claims are being made, and (C) if known, the amount that such Parent Indemnified Party(s) are seeking.  Whenever Metavante gives the Escrow Agent a Claim Notice, Metavante shall simultaneously send a copy of such Claim Notice to the Shareholders' Agent.  When the Escrow Agent receives a Claim Notice, it shall promptly notify the Shareholders' Agent of such receipt.

(iii)

If the Escrow Agent receives a Claim Notice during the Escrow Term, it shall, to the extent the Escrow Fund is sufficient, disburse the amount requested in such Claim Notice (the "Claimed Amount") to Metavante (or such of the Parent Indemnified Parties as Metavante may designate in such Claim Notice) on the date which is 30 days after the date of receipt by the Escrow Agent of such Claim Notice, unless prior to the expiration of such 30-day period (the "Claim Objection Period") the Escrow Agent receives written notice from the Shareholders' Agent (a "Dispute Notice") that in the opinion of the Shareholders' Agent Metavante is not entitled to the disbursement with respect to all or any portion of a specific Metavante Claim set forth in such Claim Notice.  If the Escrow Agent receives a Dispute Notice from the Shareholders' Agent within the Claim Objection Period, then the Escrow Agent shall, with respect to that portion of the Claimed Amount subject to such Dispute Notice, take the action described in section 2(b) below.  Whenever the Shareholders' Agent gives the Escrow Agent a Dispute Notice, the Shareholders' Agent shall simultaneously send a copy of such Dispute Notice to Metavante.

(iv)

On the first business day after the end of the Survival Period, the Escrow Agent shall deliver the Escrow Fund or any remaining portion thereof held in escrow pursuant to this Agreement to the Shareholders' Agent unless the Escrow Agent has received a Claim Notice with respect to a portion of the Escrow Fund on or prior to such date, the disbursement of which has not yet been made, in which event the Escrow Agent shall [a] reserve such portion of the Escrow Fund until its disposition is determined in accordance with the terms of this Agreement and [b] deliver the remainder of the Escrow Fund to Shareholders' Agent.

(b)

Disputes.  If at any time the Shareholders' Agent gives a Dispute Notice within the applicable Claim Objection Period, then the Escrow Agent shall immediately reserve such amount in dispute, notify Metavante of the Dispute Notice, and promptly release to Metavante that portion of the Claimed Amount which is not subject to the Dispute Notice.  If the Shareholders' Agent delivers to the Escrow Agent a Dispute Notice within the Claim Objection Period, the Escrow Agent shall not release to Metavante or the Shareholders' Agent any portion of the Claimed Amount which the Shareholders' Agent disputes in such Dispute Notice until the Escrow Agent receives any of the following (each being hereinafter referred to as a "Payment Authorization"): (i) joint written instructions from Metavante and the Shareholders' Agent; (ii) a final, non-appealable order of a court of competent jurisdiction directing the terms of distribution pursuant to the terms of the relevant provisions of the Merger Agreement; (iii) written acknowledgment by the Shareholders' Agent that it no longer disputes the validity of the Claimed Amount; or (iv) written withdrawal by Metavante of its Metavante Claim with respect to the Claimed Amount.  The Escrow Agent shall deliver the Claimed Amount to the party specified in the Payment Authorization or, if so specified in the Payment Authorization, shall retain the Claimed Amount in escrow.

(c)

Interest.  Any portion of the Escrow Fund distributed by the Escrow Agent shall be accompanied by the interest earned with respect to such distributed amount since the date of deposit of the Escrow Fund.

3.

Escrow Agent.

(a)

Duties.  The Escrow Agent shall have only those obligations and duties specifically enumerated in this Agreement.  Upon the written request of either party, the Escrow Agent shall deliver an accounting of the Escrow Fund to each of the parties.  The Escrow Agent's duties will be determined only with reference to this Escrow Agreement and applicable laws, and the Escrow Agent is not charged with any duties or responsibilities in connection with any other document or agreement, including, without limitation, the Merger Agreement.  The parties acknowledge that the Escrow Agent shall not be responsible for any diminution in the Escrow Fund due to losses resulting from authorized investments or for any failure to invest all or part of the Escrow Fund, other than in the case of the Escrow Agent's gross negligence or willful misconduct or a material breach of this Agreement by Escrow Agent.  The Escrow Agent may use its own bond department in executing purchases and sales of authorized investments.

(b)

Liability of the Escrow Agent.

(i)

The Escrow Agent shall have no liability or obligation with respect to the Escrow Fund except in the case of the Escrow Agent's gross negligence or willful misconduct or the material breach of this Agreement by Escrow Agent.  The Escrow Agent's sole responsibility shall be for the safekeeping, investment and disbursement of the Escrow Fund in accordance with the terms of this Agreement.  The Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any factor or circumstance not specifically set forth herein.  The Escrow Agent may rely on any instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, that the Escrow Agent in good faith believes to be genuine, to have been signed or presented by the person or parties purporting to sign the same and to conform to the provisions of this Agreement.  In no event shall the Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages.  The Escrow Agent shall not be obligated to take any legal action or commence any proceeding in connection with the Escrow Fund, any account in which the Escrow Fund is deposited, this Agreement or the Merger Agreement, or to appear in, prosecute or defend any such legal action or proceeding.  The Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions of this Agreement or of any other agreement or its duties hereunder, and shall incur no liability and shall be fully indemnified from any liability whatsoever in acting in accordance with the opinion or instruction of such counsel.  The Escrow Agent shall be fully protected in acting in accordance with any written instructions given to it under this Agreement and believed by it to have been executed by the proper person or persons authorized to sign on behalf of Metavante or the Shareholders' Agent, respectively, who are listed on Schedule 2 (and either Metavante or the Shareholders' Agent may add to or change its authorized signatories by written notice signed by an authorized signatory of such party to the Escrow Agent and the other party).

(ii)

The Escrow Agent is authorized, in its sole discretion, to comply with orders issued or process entered by any court with respect to the Escrow Fund, without determination by the Escrow Agent of such court's jurisdiction in the matter.  If any portion of the Escrow Fund is at any time attached, garnished or levied upon pursuant to any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property are stayed or enjoined by any court order, or in case any order, judgment or decree is made, or entered by any court affecting such property or any part thereof, then and in any such event, the Escrow Agent is authorized, in its sole discretion, to rely on and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it, is binding upon it without the need for appeal or other action; and if the Escrow Agent complies with such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

(c)

Indemnification of the Escrow Agent.  From and at all times after the date of this Agreement, Metavante and Shareholders, in the manner set forth below in this Section 3(c) but nevertheless on a joint and several basis, shall, to the fullest extent permitted by law and to the extent provide herein, indemnify and hold harmless the Escrow Agent and each director, officer, employee, attorney, agent and affiliate of the Escrow Agent (collectively, the "Indemnified Parties," and individually, an "Indemnified Party") against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever asserted against any of the Indemnified Parties from and after the date hereof, including, reasonable attorneys fees, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, including without limitation Metavante, the Company, the Shareholders' Agent or the Shareholders, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Agreement or any transaction contemplated herein, whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability that resulted from the gross negligence or willful misconduct of such Indemnified Party or a material breach of this Agreement by any Indemnified Party.  If any such action or claim is brought or asserted against any Indemnified Party, such Indemnified Party shall promptly notify Metavante and the Shareholders' Agent in writing, and Metavante and the Shareholders shall assume the defense thereof, and the parties shall pay the costs thereof as set forth below in this section 3(c), including the employment of counsel and the payment of all expenses.  Such Indemnified Party shall, in its sole discretion have the right to employ separate counsel (who may be selected by such Indemnified Party in its sole discretion) in any such action and to participate in the defense thereof, and the reasonable fees and expenses of such counsel shall be paid by such Indemnified Party, except that Metavante and the Shareholders shall be required to pay such reasonable fees and expenses if (i) the Shareholders' Agent (on behalf of the Shareholders) and/or Metavante agree to pay such reasonable fees and expenses, (ii) the Shareholders' Agent (on behalf of the Shareholders) and/or Metavante fail to assume the defense of such action or proceeding or fail, in the reasonable discretion of such Indemnified Party, to employ counsel reasonably satisfactory to the Indemnified Party in any such action or proceeding (iii) Shareholders' Agent, any Shareholder, the Company and/or Metavante are the plaintiff in any such action or proceeding, or (iv) the named parties to any such action or proceeding (including any impleaded parties) include both the Indemnified Party and Metavante, the Company, any Shareholder, and/or the Shareholders' Agent, and the Indemnified Party has been advised by counsel that there may be one or more legal defenses available to it which conflict with those available to Metavante, the Company, Shareholders' Agent and/or Shareholders.  As between Metavante, the Shareholders and the Shareholders’ Representative it is agreed that all expenses incurred in providing the indemnity and defense required to be provided under this section 3(c) shall be born by the party (Metavante or the Shareholders) whose action or inaction caused the losses, damages, liabilities, costs and expenses which are indemnified hereunder, if such causation is determinable, and if not determinable, one-half by Metavante, and one-half by the Shareholders, except that any obligation to pay under clause (i) of the preceding sentence shall apply only to the party so agreeing.  All such fees and expenses payable by Metavante or the Shareholders pursuant to the foregoing sentence shall be paid from time to time as incurred, both in advance of and after the final disposition of such action or claim.  The obligations of Metavante, the Shareholders' Agent and the Shareholders under this section 3(c) shall survive any termination of this Agreement and the resignation or removal of the Escrow Agent.  Notwithstanding the joint and several nature of the indemnification obligation hereunder, Escrow Agent agrees that any liability of the Shareholders for indemnification of the Indemnified Parties hereunder shall be satisfied solely from the Escrow Fund.  The maximum aggregate liability of the Shareholders for indemnification of the Indemnified Parties shall be limited to the balance of the Escrow Fund.

(d)

Fees.  The Escrow Agent's fees hereunder shall be as set forth on Schedule 1 attached hereto and shall be borne one-half by Metavante and one-half by the Shareholders.  The fees are intended as full compensation for the Escrow Agent's services as contemplated by this Agreement; provided, however, that if the Escrow Agent or its counsel renders any material services not contemplated in this Agreement, or if any material controversy arises hereunder that results in significant additional services by the Escrow Agent or its counsel, or the Escrow Agent is made a party to or justifiably intervenes in any litigation pertaining to this Agreement, or the subject matter hereof, the Escrow Agent will be reasonably compensated by Metavante and the Shareholders (in the manner described in the first sentence of this section 3(d)) for such extraordinary service and reimbursed by Metavante and the Shareholders (in the manner described in the first sentence of this section 3(d)) for all reasonable costs and expenses, including reasonable attorneys' fees, occasioned by any controversy or event.  The portion of any fees payable to the Escrow Agent by the Shareholders for services rendered hereunder shall be satisfied solely from the Escrow Fund.

(e)

Successor Escrow Agent.  The Escrow Agent shall have the right to resign as escrow agent hereunder by giving 30 days prior written notice to Metavante and the Shareholders' Agent.  Metavante and the Shareholders' Agent shall have the right to remove the Escrow Agent at any time by joint written notice delivered to the Escrow Agent.  Upon such notice of resignation or removal, the Escrow Agent shall have no further obligations hereunder except to hold the Escrow Fund as depositary.  In such event the Escrow Agent shall not take any action until Metavante and the Shareholders' Agent have jointly appointed a successor escrow agent.  If the Escrow Agent resigns or is removed, a successor escrow agent shall be appointed by mutual agreement of Metavante and the Shareholders' Agent within 30 days after such notice of resignation or removal, and such resignation or removal shall take effect upon such appointment.  Upon receipt of joint written instructions from Metavante and the Shareholders' Agent, the Escrow Agent shall promptly turn over the Escrow Fund to the successor escrow agent.  The Escrow Agent shall thereafter have no further obligations hereunder.  Any successor escrow agent at any time serving hereunder shall be entitled to all rights, powers and indemnities granted to the Escrow Agent hereunder as if originally named herein.

(f)

Interpleader. Notwithstanding any other provision hereof, in the event of any dispute, disagreement or legal action relating to or arising in connection with the Escrow Fund, or the performance of the Escrow Agent's duties under this Agreement, the Escrow Agent may, at its option, file an action of interpleader in the Wisconsin Circuit Court located in Milwaukee County or in the Federal District Court for the Eastern District of Wisconsin.  The Escrow Agent is authorized, at its option, to deposit with the Court in which such interpleader action is filed all documents and funds held in escrow.  The Escrow Agent is further authorized to withhold from such deposit for its own account an amount reasonably sufficient to compensate itself for all costs, expenses, charges, and reasonable attorneys’ fees incurred by it due to the interpleader action.  Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement, other than any obligation or liability resulting from Escrow Agent's gross negligence, willful misconduct or material breach hereof.

4.

Miscellaneous.

(a)

Termination of Agreement.  This Agreement (other than the second to last sentence of section 3(c) above) shall terminate upon the distribution and transfer of the entire Escrow Fund as provided by the terms of this Agreement, unless sooner terminated by written agreement of the Shareholders' Agent and Metavante.

(b)

Entire Agreement; Incorporation of Terms.  This Agreement (together with the Schedule 1 attached hereto) contains, and is intended as, a complete statement of all of the terms of the arrangements between the parties with respect to the matters provided for, and supersedes any previous agreements and understandings between the parties with respect to those matters.  The introductory language and the recitals set forth above are incorporated into this Agreement by reference.

(c)

Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of Wisconsin, without regard to its principles of conflicts of law.

(d)

Jurisdiction; Venue.  Each of the parties hereto by its execution hereof:

(i)

irrevocably submits to the jurisdiction of the state courts of the State of Wisconsin and to the jurisdiction of the United States District Court for the Eastern District of Wisconsin, for the purpose of any suit, action or other proceeding arising out of or based on this Agreement or the subject matter hereof; and

(ii)

waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such proceeding brought in any of the above-named courts, any claim that it is not subject personally to the jurisdiction of such courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in an inconvenient forum, that the venue of such proceeding is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such court.

The parties hereto hereby agree that any action brought under this Agreement shall be brought in one of the above-mentioned courts.

The parties hereto hereby consent to service of process in any such proceeding in any manner permitted by the laws of the State of Wisconsin, and agree that service of process by registered or certified mail, return receipt requested, at its address specified in or pursuant to section 4(f) below is reasonably calculated to give actual notice.

(e)

Headings.  The section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

(f)

Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered if by hand or overnight courier, (ii) three days after mailing by first-class certified mail, return receipt requested, postage prepaid, or (iii) when telecopied, provided that concurrently therewith a copy is mailed by first-class certified mail, return receipt requested, postage prepaid, to the parties at the following addresses (or to such other address as a party, may have specified by notice given to the other party pursuant to this provision):

If to the Shareholders' Agent or to the Shareholders, to:

Wind Point Partners III, L.P.

One Towne Square, Suite 780

Southfield, MI 48076

Attn:  James E. Forrest

          Michael L. Nelson

Facsimile: (248) 945-7220

with a copy to:

Edwards & Angell LLP

301 Tresser Boulevard

Three Stamford Plaza

Stamford, CT 06901

Attn:  Vincent M. Kiernan, Esq.

Facsimile: (888) 325-9572

If to Metavante, to:

Metavante Corporation

Attention: Chief Risk Officer

4900 West Brown Deer Road

Brown Deer, WI 53223

Facsimile: (414) 362-1705

with a copy to:

Reinhart Boerner Van Deuren s.c.

1000 North Water Street, Suite 2100

Milwaukee, WI 53202

Attention:  Kevin J. Howley, Esq.

Facsimile:  (414) 298-8097

If to Escrow Agent, to:

LaSalle Bank National Association

Corporate Trust Department

135 S. LaSalle Street, Suite 1960

Chicago, IL 60603

Attention:__________________

with a copy to:

______________________

______________________

______________________

(g)

Severability.  If at any time any of the covenants or the provisions contained in this Agreement are deemed invalid or unenforceable by the laws of the jurisdiction wherein it is to be enforced, such covenants or provisions shall be considered divisible as to such portion and such covenants or provisions shall become and be immediately amended and reformed to include only such covenants or provisions as are enforceable by the court or other body having jurisdiction of this Agreement; and the parties agree that such covenants or provisions, as so amended and reformed, shall be valid and binding as though the invalid or unenforceable portion had not been included herein.

(h)

Amendment; Waiver.  No provision of this Agreement may be amended or modified except by an instrument or instruments in writing signed by the parties hereto.  Any party may waive compliance by another with any of the provisions of this Agreement.  No waiver of any provision hereof shall be construed as a waiver of any other provision.  Any waiver must be in writing.

(i)

Assignment and Binding Effect.  None of the parties hereto may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other parties.  All of the terms and provisions of this Agreement shall be binding on, and shall inure to the benefit of, the respective successors and permitted assigns of the parties.

(j)

No Benefit to Others.  The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their respective successors and assigns and they shall not be construed as conferring and are not intended to confer any rights on any other persons.

(k)

Income Tax Reporting.  For income tax reporting purposes, any income earned on the Escrow Fund shall be considered earned by the party to whom it is distributed in accordance with Section 2(c) hereof.  The Shareholders' Agent (on behalf of the Shareholders) and Metavante shall provide the Escrow Agent with appropriate IRS Forms W-9 within 30 days after the date of this Agreement.  The Escrow Agent shall have the right to withhold any income required to be withheld by law.  The Escrow Agent shall have no obligation to prepare or file any tax returns or to pay any taxes or estimated taxes.

(l)

Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and each party thereto may become a party hereto by executing a counterpart hereof.  This Agreement and any counterpart so executed shall be deemed to be one and the same instrument.

[Signatures on the following page.]

MW\1195370

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date first written above.

ESCROW AGENT:
LASALLE BANK NATIONAL ASSOCIATION BY Its	METAVANTE: METAVANTE CORPORATION BY___________________________ (signature) ______________________________ (print name) ______________________________ (title)

SHAREHOLDERS' AGENT: WIND POINT PARTNERS III, L.P BY___________________________ (signature) ______________________________ (print name) ______________________________ (title)

SCHEDULE 1

ESCROW AGENT FEES

$500 Initial Processing

$500 Legal Expenses

SCHEDULE 2

AUTHORIZED SIGNATORIES

(A)

On behalf of Metavante Corporation:

_________________

OR

_________________

OR

________________

(B)

On behalf of Shareholders' Agent:

James E. Forrest

Michael L. Nelson